Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:	October 23, 2017
Contact:	Kevin McPhaill, President/CEO
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP REPORTS EARNINGS

Porterville, CA – October 23, 2017 – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced its unaudited financial results for the three- and nine-month periods ended September 30, 2017. Sierra Bancorp recognized consolidated net income of $5.742 million for the third quarter of 2017, reflecting an increase of $1.813 million, or 46%, relative to the third quarter of 2016 for the following reasons: net interest income increased by 9% due to a higher average balance of interest-earning assets and an improved net interest margin; non-interest income was up by 18%, due in large part to investment gains totaling $918,000 in the third quarter of 2017; and, non-interest expense declined by 4%, as higher personnel and occupancy costs were more than offset by a $1.271 million drop in non-recurring acquisition costs. For the third quarter of 2017 the Company’s return on average assets was 1.10%, return on average equity was 10.45%, and diluted earnings per share were $0.41.

For the first nine months of 2017 the Company recognized net income of $15.496 million, which represents an increase of 29% relative to the same period in 2016. The Company’s financial performance metrics for the first nine months of 2017 include an annualized return on average equity of 9.70%, a return on average assets of 1.02%, and diluted earnings per share of $1.11.

Total assets and loans remained at record levels at September 30, 2017 thanks to continued organic growth. Total assets ended the third quarter of 2017 at $2.078 billion, the same as at the end of the second quarter, but they reflect an increase of $45 million, or 2%, for the first nine months of the year. The year-to-date increase in assets resulted primarily from organic growth in real estate loans and agricultural production loans and an increase in investment securities, partially offset by lower utilization on mortgage warehouse lines, runoff in commercial loans, and a declining level of cash and balances due from banks. Gross loans totaled $1.312 billion at September 30, 2017, for a year-to-date increase of $49 million, or 4%. Total nonperforming assets were reduced by almost $2 million, or 21%, during the first nine months. Despite a quarterly decline resulting from the runoff of seasonal deposits, deposits were up $84 million, or 5%, for the first nine months of 2017, ending the period at $1.780 billion due in large part to growth in core non-maturity deposits.

“Growth is never by mere chance; it is the result of forces working together.” – James Cash Penney

“The third quarter was quite eventful for Bank of the Sierra, as we prepared for the acquisitions of Ojai Community Bank and the Woodlake branch while remaining focused on organic growth throughout our footprint,” stated Kevin McPhaill, President and CEO. “The Ojai Community Bank acquisition was successfully completed on October 1st, and we expect that the Woodlake branch acquisition will be finalized during the first part of November,” he added. “We experienced a market-driven dip in mortgage warehouse loan balances but have achieved strong growth in real estate loans thus far in 2017, and as we near the end of our fortieth year of operation we continue to set record levels for total loan balances and deposit relationships,” McPhaill noted further. He concluded by proclaiming, “We are proud of our team’s dedication to growth and to the community banking experience, as well as the results they have achieved by working together!”

Sierra Bancorp Financial Results

October 23, 2017

Financial Highlights

As noted above, net income increased by $1.813 million, or 46%, in the third quarter of 2017 relative to the third quarter of 2016, and by $3.446 million, or 29%, for the first nine months of 2017 as compared to the same period in 2016. Significant variances in the components of pre-tax income, including some items of a nonrecurring nature, are noted below.

Net interest income was up by $1.528 million, or 9%, for the third quarter, and $5.742 million, or 12%, for the first nine months due primarily to growth in average interest-earning assets totaling $142 million, or 8%, for the third quarter of 2017 over the third quarter of 2016, and growth of $202 million, or 12%, for the first nine months of 2017 over the first nine months of 2016. Organic growth was a major factor in the increase in average earning assets, but the year-to-date comparison was also affected by our acquisition of Coast National Bank in mid-2016. The favorable impact of higher interest-earning assets was supplemented by an increase of four basis points in our net interest margin for the comparative quarters, which was caused primarily by higher loan and investment yields partially offset by higher borrowing costs. The comparative results were also impacted by non-recurring interest items, including net interest reversals of $54,000 in the third quarter of 2017 relative to net interest recoveries of $117,000 in the third quarter of 2016, and net interest recoveries totaling $164,000 for the first nine months of 2017 as compared to $181,000 for the first nine months of 2016. Non-recurring interest items include interest recoveries on non-accrual loans, interest reversals for loans placed on non-accrual status, accelerated fee recognition for loan prepayments, and late fees.

There was no provision for loan losses in the third quarter of 2017 or the third quarter of 2016, but the Company recorded a $300,000 provision in the second quarter of 2017 that impacted the year-to-date comparison. The provision became necessary due to loan growth, and to replenish reserves subsequent to the unanticipated charge-off of a $224,000 overdraft on a business account.

Total non-interest income increased by $919,000, or 18%, for the quarterly comparison, and $2.549 million, or 18% for the comparative year-to-date periods. Significant variances in non-interest income include the following: increases in deposit service charges totaling $230,000, or 9%, for the quarter and $728,000, or 10%, for the first nine months, resulting from fees earned on a higher number of deposit accounts, as well as a higher level of commercial deposit account activity and additional fees on higher-risk accounts; increases in bank-owned life insurance (BOLI) income totaling $75,000 for the quarter and $447,000 for the first nine months, due to higher income on BOLI associated with deferred compensation plans and higher income crediting rates on other BOLI policies; a drop in other non-interest income of $214,000, or 11%, for the third quarter, as higher debit card interchange income was more than offset by adjustments to pass-through operating losses on our low-income housing tax credit investments and declining dividends on our Federal Home Loan Bank stock; and, for the year-to-date comparison, an increase in other non-interest income of $602,000, or 11%, which includes a prepayment penalty of $141,000 on a large dairy loan that paid off in the second quarter of 2017. Investment gains also reflect increases for the comparative periods, due to $918,000 in gains realized on the sale of an equity investment in the third quarter of 2017.

Total non-interest expense fell by $676,000, or 4%, for the third quarter of 2017 relative to the third quarter of 2016, but reflects an increase of $2.923 million, or 7%, for the comparative nine-month periods. The largest component of non-interest expense, salaries and benefits, increased by $612,000, or 9%, for the third quarter and $2.262 million, or 11%, for the first nine months, largely because salaries and benefits in 2017 include expenses for former Coast employees retained subsequent to the

Sierra Bancorp Financial Results

October 23, 2017

acquisition in July of 2016, as well as staffing costs for our three new branch offices that commenced operations in 2017. The increase also reflects salary adjustments in the normal course of business, a relatively large increase in group health insurance costs, and, for the year-to-date comparison, higher equity incentive compensation stemming from stock options granted in February of 2017. Compensation costs benefited from stronger loan origination activity, since salaries directly related to successful loan originations, which are deferred and amortized as loan costs and thus reduce current period compensation expense, increased by $572,000 for the first nine months of 2017 relative to the same period in 2016.

Occupancy expense increased by $305,000, or 15%, in the third quarter of 2017 over the third quarter of 2016, and by $1.243 million, or 22%, for the comparative year-to-date periods, due to occupancy costs associated with the former Coast National Bank branches and our newer de-novo branches, higher rent and depreciation expense in other locations, and, for the year-to-date comparison, roughly $100,000 in non-recurring expenses associated with opening our newest Bakersfield branch in the first quarter of 2017. Other non-interest expense was down by $1.593 million, or 22%, for the quarter, and $582,000, or 3%, for the first nine months. The drop is due in part to nonrecurring acquisition costs, which totaled $424,000 in the third quarter of 2017 relative to $1.695 million in the third quarter of 2016, and $585,000 for the first nine months of 2017 as compared to $2.037 million in the first nine months of 2016. It also reflects reductions in net OREO expense totaling $41,000 for the quarter and $327,000 for the year-to-date period, lower regulatory assessments, timing-related reductions in marketing costs, and a drop in operations-related losses. Partially offsetting these favorable variances were increases in operating expenses associated with our recent branch expansion and, for the year-to-date comparison, recurring increases from the Coast acquisition in core operating expense categories including data processing, deposit costs (including amortization expense on our core deposit intangible), telecommunications, and travel expense. Additional non-interest expense areas experiencing relatively large increases for the year-to-date comparison include: directors’ deferred compensation expense, in conjunction with the changes in BOLI income; stock option expense for directors; director retirement plan accruals, due to a non-recurring expense reversal of $173,000 in the first quarter of 2016; and loan costs, due to approximately $100,000 in non-recurring adjustments in the first quarter of 2017.

The Company’s provision for income taxes was 35% of pre-tax income in the third quarter of 2017 relative to 32% in the third quarter of 2016, and was 33% for the first nine months of 2017 and 2016. The higher tax accrual rate for the third quarter of 2017 is primarily the result of higher taxable income and a declining level of tax credits, including those generated by our investments in low-income housing tax credit funds as well as certain hiring tax credits. Our year-to-date tax accrual rate would also have been higher if not for our adoption of FASB’s Accounting Standards Update 2016-09 effective January 1, 2017, and the subsequent change in accounting methodology associated with the disqualifying disposition of Company shares issued pursuant to the exercise of incentive stock options. Prior to January 1, 2017, the favorable tax impact of disqualifying dispositions was recorded directly to equity, whereas it is now reflected in the income statement as an adjustment to our income tax provision. Disqualifying dispositions had a marginal impact on our tax accrual rate during the third quarter, but they occurred at a higher rate during the first and second quarters of 2017 and thus had a more material impact on our year-to-date tax accrual.

Balance sheet changes during the first nine months of 2017 include an increase in total assets of $45 million, or 2%, due to higher loan and investment portfolio balances, partially offset by a reduction in cash and due from banks. Cash balances were down by $66 million, or 55%, including a $39 million reduction in interest-earning balances held in our Federal Reserve Bank account and a $27 million drop in non-earning balances. Shorter-term cash balances were generally deployed into longer-term investment securities, which reflect an increase of $53 million, or 10%, during the first nine months of 2017.

Sierra Bancorp Financial Results

October 23, 2017

Gross loans increased by $49 million, or 4%, due to strong organic growth in real estate loans and agricultural production loans during the first nine months of 2017. Non-agricultural real estate loans were up $93 million, or 12%, for the first nine months, while agricultural real estate loans increased by $11 million, or 8%, and agricultural production loans were up $3 million, or 7%. The increases in real estate and agricultural loans were partially offset by a drop of $44 million, or 27%, in mortgage warehouse loans, which declined as the utilization rate on mortgage warehouse lines dropped to 31% at September 30, 2017 from 48% at December 31, 2016. Commercial loans and leases were also down by $12 million, or 10%. While we have experienced a higher level of real-estate secured and agricultural lending activity in recent periods, and our pipeline of loans in process of approval remains relatively robust, no assurance can be provided with regard to future loan growth as payoffs remain at relatively high levels and mortgage warehouse loan volumes are difficult to predict.

Total nonperforming assets, namely non-accrual loans and foreclosed assets, were reduced by almost $2 million, or 21%, during the first nine months of 2017. The Company’s ratio of nonperforming assets to loans plus foreclosed assets was 0.52% at September 30, 2017, compared to 0.68% at December 31, 2016. All of the Company’s impaired assets are periodically reviewed, and are either well-reserved based on current loss expectations or are carried at the fair value of the underlying collateral, net of expected disposition costs. In addition to nonperforming assets, the Company had $13 million in loans classified as restructured troubled debt (TDRs) that were included with performing loans as of September 30, 2017, down slightly from the level of TDRs at December 31, 2016.

The Company’s allowance for loan and lease losses was $8.8 million at September 30, 2017, down from $9.7 million at December 31, 2016. The decline resulted from the charge-off of certain impaired loan balances against previously-established reserves and was also enabled by improved credit quality in the overall loan portfolio, but those factors were partially offset by reserves provided for losses inherent in incremental loan balances and unanticipated charge-offs. Net loans charged off against the allowance totaled $1.217 million in the first nine months of 2017 compared to $543,000 in the first nine months of 2016, with the increase resulting from a $511,000 increase in gross charge-offs and a $163,000 drop in recovered principal. Charge-offs in the first nine months of 2017 include a $224,000 overdraft on a business account that did not previously have specifically allocated reserves. Because of the drop in the level of the allowance and growth in our loan portfolio the allowance fell as a percentage of loans, to 0.67% at September 30, 2017 from 0.77% at December 31, 2016. It should be noted that our reserve level has been favorably impacted by acquired loans, which were booked at their fair value on the acquisition date and thus did not initially require a loan loss allowance. Furthermore, loss reserves allocated to mortgage warehouse loans are relatively low because we have not experienced any losses in that portfolio segment. Management’s detailed analysis indicates that the Company’s allowance for loan and lease losses should be sufficient to cover credit losses inherent in loan and lease balances outstanding as of September 30, 2017, but no assurance can be given that the Company will not experience substantial future losses relative to the size of the allowance.

Deposit balances reflect net growth of $84 million, or 5%, during the nine months ended September 30, 2017, due in large part to continued organic growth in core non-maturity deposits. Junior subordinated debentures increased slightly from the accretion of the discount on trust-preferred securities acquired from Coast, but other non-deposit borrowings were reduced by $52 million, or 72%, in the first nine months of 2017, as facilitated by deposit growth.

Total capital of $219 million at September 30, 2017 reflects an increase of over $13 million, or 6%, for the year-to-date period due to the addition of income, the impact of stock options exercised, and a $2 million absolute increase in accumulated other comprehensive income, net of dividends paid. There were no share repurchases executed by the Company during the recently concluded quarter.

Sierra Bancorp Financial Results

October 23, 2017

About Sierra Bancorp

Sierra Bancorp is the holding company for Bank of the Sierra (www.bankofthesierra.com), a community-centric regional bank which is in its 40th year of operations and has grown to be the largest independent bank headquartered in California’s South San Joaquin Valley. On October 1, 2017, the Company acquired OCB Bancorp and merged Ojai Community Bank into Bank of the Sierra, thereby expanding its coverage to the communities of Ojai, Ventura, and Santa Barbara, California, and enhancing operations in the city of Santa Paula. Subsequent to the merger we have over $2.3 billion in assets, and offer a broad range of retail and commercial banking services via full-service branches located throughout the South Valley, the Central Coast, Ventura County, and neighboring communities. We also maintain an online branch, and provide specialized lending services through our agricultural credit center, real estate industries center, and SBA center.

Furthermore, as announced on July 5, 2017, Bank of the Sierra has entered into an agreement with Citizens Business Bank, the banking subsidiary of CVB Financial Corp., to acquire the Citizens branch located in Woodlake, California, including branch deposits and certain fixed assets. That purchase is expected to be completed in November of 2017. At the present time, there are approximately $27 million in deposits at the Woodlake branch.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and local economies, the Company’s ability to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology, the success of acquisitions and branch expansion, changes in interest rates, loan portfolio performance, and other factors detailed in the Company’s SEC filings, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recent Form 10-K and
Form 10-Q.

Sierra Bancorp Financial Results

October 23, 2017

CONSOLIDATED INCOME STATEMENT
(in $000’s, unaudited)	Qtr Ended:		3Q17 vs	Qtr Ended:	3Q17 vs	Nine Months Ended:		YTD17 vs
	9/30/2017	6/30/2017	2Q17	9/30/2016	3Q16	9/30/2017	9/30/2016	YTD16
Interest Income	$19,832	$19,055	+4%	$17,794	+11%	$56,790	$49,760	+14%
Interest Expense	1,397	1,215	+15%	887	+57%	3,631	2,343	+55%

Net Interest Income	18,435	17,840	+3%	16,907	+9%	53,159	47,417	+12%

Provision for Loan & Lease Losses	-	300	-100%	-	0%	300	-	NM

Net Int after Provision	18,435	17,540	+5%	16,907	+9%	52,859	47,417	+11%

Service Charges	2,916	2,776	+5%	2,686	+9%	8,263	7,535	+10%
BOLI Income	377	358	+5%	302	+25%	1,188	741	+60%
Gain (Loss) on Investments	918	58	+1483%	90	+920%	984	212	+364%
Other Non-Interest Income	1,699	2,172	-22%	1,913	-11%	5,973	5,371	+11%

Total Non-Interest Income	5,910	5,364	+10%	4,991	+18%	16,408	13,859	+18%

Salaries & Benefits	7,478	7,253	+3%	6,866	+9%	22,617	20,355	+11%
Occupancy Expense	2,368	2,235	+6%	2,063	+15%	6,923	5,680	+22%
Other Non-Interest Expenses	5,599	5,603	0%	7,192	-22%	16,698	17,280	-3%

Total Non-Interest Expense	15,445	15,091	+2%	16,121	-4%	46,238	43,315	+7%

Income Before Taxes	8,900	7,813	+14%	5,777	+54%	23,029	17,961	+28%
Provision for Income Taxes	3,158	2,611	+21%	1,848	+71%	7,533	5,911	+27%

Net Income	$5,742	$5,202	+10%	$3,929	+46%	$15,496	$12,050	+29%

TAX DATA
Tax-Exempt Muni Income	$1,002	$932	+8%	$765	+31%	$2,739	$2,225	+23%
Interest Income - Fully Tax Equiv	$20,372	$19,557	+4%	$18,206	+12%	$58,265	$50,958	+14%

NET CHARGE-OFFS	$446	$658	-32%	$162	+175%	$1,217	$543	+124%

Note: An “NM” designation indicates that the percentage change is “Not Meaningful”, likely due to the fact that numbers for the comparative periods are of opposite signs or because the denominator is zero

Sierra Bancorp Financial Results

October 23, 2017

PER SHARE DATA
(unaudited)	Qtr Ended:		3Q17 vs	Qtr Ended:	3Q17 vs	Nine Months Ended:		YTD17 vs
	9/30/2017	6/30/2017	2Q17	9/30/2016	3Q16	9/30/2017	9/30/2016	YTD16
Basic Earnings per Share	$0.41	$0.38	+8%	$0.28	+46%	$1.12	$0.90	+24%
Diluted Earnings per Share	$0.41	$0.37	+11%	$0.28	+46%	$1.11	$0.89	+25%
Common Dividends	$0.14	$0.14	0%	$0.12	+17%	$0.42	$0.36	+17%

Wtd. Avg. Shares Outstanding	13,839,111	13,831,345	0%	13,790,107	0%	13,824,173	13,446,567	+3%
Wtd. Avg. Diluted Shares	14,013,987	14,010,328	0%	13,904,460	+1%	14,010,894	13,560,716	+3%

Book Value per Basic Share (EOP)	$15.83	$15.62	+1%	$15.12	+5%	$15.83	$15.12	+5%
Tangible Book Value per Share (EOP)	$15.05	$14.84	+1%	$14.34	+5%	$15.05	$14.34	+5%

Common Shares Outstanding (EOP)	13,840,429	13,832,549	0%	13,789,501	0%	13,840,429	13,789,501	0%

KEY FINANCIAL RATIOS
(unaudited)	Qtr Ended:			Qtr Ended:		Nine Months Ended:
	9/30/2017	6/30/2017		9/30/2016		9/30/2017	9/30/2016
Return on Average Equity	10.45%	9.75%		7.50%		9.70%	8.08%
Return on Average Assets	1.10%	1.02%		0.81%		1.02%	0.89%
Net Interest Margin (Tax-Equiv.)	3.97%	3.93%		3.93%		3.93%	3.93%
Efficiency Ratio (Tax-Equiv.)	63.90%	63.30%		72.02%		65.40%	69.13%
Net C/O’s to Avg Loans (not annualized)	0.03%	0.05%		0.01%		0.10%	0.05%

Sierra Bancorp Financial Results

October 23, 2017

STATEMENT OF CONDITION
(balances in $000’s, unaudited)
			Sep ‘17 vs		Sep ‘17 vs		Sep ‘17 vs
ASSETS	9/30/2017	6/30/2017	Jun ‘17	12/31/2016	Dec ‘16	9/30/2016	Sep ‘16
Cash and Due from Banks	$54,607	$77,175	-29%	$120,442	-55%	$65,442	-17%
Investment Securities	583,200	579,581	+1%	530,083	+10%	535,580	+9%

Real Estate Loans (non-Agricultural)	876,067	851,431	+3%	783,017	+12%	739,165	+19%
Agricultural Real Estate Loans	145,550	136,927	+6%	134,480	+8%	135,926	+7%
Agricultural Production Loans	49,315	54,436	-9%	46,229	+7%	52,640	-6%
Comm’l & Industrial Loans & Leases	111,365	118,898	-6%	123,595	-10%	130,087	-14%
Mortgage Warehouse Lines	119,031	126,633	-6%	163,045	-27%	185,865	-36%
Consumer Loans	10,297	10,914	-6%	12,165	-15%	12,647	-19%

Gross Loans & Leases	1,311,625	1,299,239	+1%	1,262,531	+4%	1,256,330	+4%
Deferred Loan & Lease Fees	2,705	2,768	-2%	2,924	-7%	2,956	-8%

Loans & Leases Net of Deferred Fees	1,314,330	1,302,007	+1%	1,265,455	+4%	1,259,286	+4%
Allowance for Loan & Lease Losses	(8,784)	(9,230)	-5%	(9,701)	-9%	(9,880)	-11%

Net Loans & Leases	1,305,546	1,292,777	+1%	1,255,754	+4%	1,249,406	+4%

Bank Premises & Equipment	28,373	28,438	0%	28,893	-2%	28,781	-1%
Other Assets	106,267	100,009	+6%	97,701	+9%	94,031	+13%

Total Assets	$2,077,993	$2,077,980	0%	$2,032,873	+2%	$1,973,240	+5%

LIABILITIES & CAPITAL
Non-Interest Demand Deposits	$571,509	$557,617	+2%	$524,552	+9%	$498,391	+15%
Int-Bearing Transaction Accounts	496,647	541,176	-8%	498,824	0%	464,418	+7%
Savings Deposits	245,093	232,456	+5%	215,693	+14%	212,053	+16%
Money Market Deposits	122,772	119,714	+3%	119,417	+3%	119,777	+3%
Customer Time Deposits	343,558	340,894	+1%	336,985	+2%	339,192	+1%
Wholesale Brokered Deposits	-	-	0%	-	0%	-	0%

Total Deposits	1,779,579	1,791,857	-1%	1,695,471	+5%	1,633,831	+9%

Junior Subordinated Debentures	34,544	34,499	0%	34,410	0%	34,365	+1%
Other Interest-Bearing Liabilities	20,779	11,296	+84%	73,094	-72%	80,870	-74%

Total Deposits & Int.-Bearing Liab.	1,834,902	1,837,652	0%	1,802,975	+2%	1,749,066	+5%

Other Liabilities	24,008	24,205	-1%	24,020	0%	15,646	+53%
Total Capital	219,083	216,123	+1%	205,878	+6%	208,528	+5%

Total Liabilities & Capital	$2,077,993	$2,077,980	0%	$2,032,873	+2%	$1,973,240	+5%

Sierra Bancorp Financial Results

October 23, 2017

GOODWILL & INTANGIBLE ASSETS
(balances in $000’s, unaudited)			Sep ‘17 vs		Sep ‘17 vs		Sep ‘17 vs
	9/30/2017	6/30/2017	Jun ‘17	12/31/2016	Dec ‘16	9/30/2016	Sep ‘16
Goodwill	8,268	8,268	0%	8,268	0%	7,932	+4%
Core Deposit Intangible	2,483	2,589	-4%	2,803	-11%	2,909	-15%

Total Intangible Assets	10,751	10,857	-1%	11,071	-3%	10,841	-1%

CREDIT QUALITY
(balances in $000’s, unaudited)			Sep ‘17 vs		Sep ‘17 vs		Sep ‘17 vs
	9/30/2017	6/30/2017	Jun ‘17	12/31/2016	Dec ‘16	9/30/2016	Sep ‘16
Non-Accruing Loans	$4,118	$5,652	-27%	$6,365	-35%	$6,285	-34%
Foreclosed Assets	2,674	2,141	+25%	2,225	+20%	2,782	-4%

Total Nonperforming Assets	$6,792	$7,793	-13%	$8,590	-21%	$9,067	-25%

Performing TDR’s (not incl. in NPA’s)	$12,707	$13,640	-7%	$14,182	-10%	$14,478	-12%

Non-Perf Loans to Gross Loans	0.31%	0.44%		0.50%		0.50%
NPA’s to Loans plus Foreclosed Assets	0.52%	0.60%		0.68%		0.72%
Allowance for Ln Losses to Loans	0.67%	0.71%		0.77%		0.79%

SELECT PERIOD-END STATISTICS
(unaudited)
	9/30/2017	6/30/2017		12/31/2016		9/30/2016
Shareholders Equity / Total Assets	10.5%	10.4%		10.1%		10.6%
Gross Loans / Deposits	73.7%	72.5%		74.5%		76.9%
Non-Int. Bearing Dep. / Total Dep.	32.1%	31.1%		30.9%		30.5%

Sierra Bancorp Financial Results

October 23, 2017

AVG BAL SHEET, INTEREST INC/EXP, & YIELD/RATE
(balances in $000’s, unaudited)	For the quarter ended			For the quarter ended			For the quarter ended
	September 30, 2017			June 30, 2017			September 30, 2016
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets
Investments:
Federal funds sold/due from time	$18,743	$63	1.32%	$53,965	$139	1.02%	$11,221	$29	1.01%
Taxable	446,395	2,224	1.95%	437,470	2,147	1.94%	419,218	1,879	1.75%
Non-taxable	142,544	1,002	4.23%	131,972	932	4.30%	112,600	765	4.09%
Total investments	607,682	3,289	2.47%	623,407	3,218	2.36%	543,039	2,673	2.22%
Loans and Leases:
Real estate	999,692	12,772	5.07%	969,925	12,207	5.05%	860,753	10,931	5.05%
Agricultural Production	51,063	651	5.06%	50,942	620	4.88%	52,979	576	4.33%
Commercial	113,166	1,483	5.20%	116,719	1,577	5.42%	126,190	1,685	5.31%
Consumer	11,046	328	11.78%	11,577	307	10.64%	13,456	395	11.68%
Mortgage warehouse lines	109,547	1,258	4.56%	97,191	1,077	4.44%	155,487	1,501	3.84%
Other	3,392	51	5.97%	3,309	49	5.94%	2,035	33	6.45%
Total loans and leases	1,287,906	16,543	5.10%	1,249,663	15,837	5.08%	1,210,900	15,121	4.97%
Total interest earning assets	1,895,588	$19,832	4.26%	1,873,070	$19,055	4.19%	1,753,939	$17,794	4.13%
Other earning assets	8,741			8,689			8,268
Non-earning assets	163,525			156,643			156,657
Total assets	$2,067,854			$2,038,402			$1,918,864

Liabilities and shareholders’ equity
Interest bearing deposits:
Demand deposits	$136,304	$106	0.31%	$157,482	$122	0.31%	$136,467	$105	0.31%
NOW	376,067	106	0.11%	374,304	104	0.11%	338,086	95	0.11%
Savings accounts	238,824	65	0.11%	228,859	58	0.10%	211,900	59	0.11%
Money market	120,086	24	0.08%	118,172	23	0.08%	117,854	24	0.08%
Customer Time Deposits	343,564	731	0.84%	341,442	561	0.66%	326,218	292	0.36%
Wholesale Brokered Deposits	0	0	0.00%	0	0	0.00%	0	0	0.00%
Total interest bearing deposits	1,214,845	1,032	0.34%	1,220,259	868	0.29%	1,130,525	575	0.20%
Borrowed funds:
Junior Subordinated Debentures	34,519	351	4.03%	34,475	337	3.92%	37,319	261	2.78%
Other Interest-Bearing Liabilities	9,862	14	0.56%	10,233	10	0.39%	44,895	51	0.45%
Total borrowed funds	44,381	365	3.26%	44,708	347	3.11%	82,214	312	1.51%
Total interest bearing liabilities	1,259,226	$1,397	0.44%	1,264,967	$1,215	0.39%	1,212,739	$887	0.29%
Demand deposits - non-interest bearing	560,057			533,570			481,996
Other liabilities	30,487			25,945			15,678
Shareholders’ equity	218,084			213,920			208,451
Total liabilities and shareholders’ equity	$2,067,854			$2,038,402			$1,918,864

Interest income/interest earning assets			4.26%			4.19%			4.13%
Interest expense/interest earning assets			0.29%			0.26%			0.20%
Net interest income and margin		$18,435	3.97%		$17,840	3.93%		$16,907	3.93%

NOTE: Where impacted by non-taxable income, yields and net interest margins have been computed on a tax equivalent basis utilizing a 35% tax rate.

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